Exhibit 10.5.1

Map Financial Group, Inc.
460 West 34th Street, 10th Floor
New York, New York 10001

December 17, 2008

Ice Assets, LLC
100 Henry Street
Brooklyn, NY 11201
Attn. Joel Zev Drizin

Dear Mr. Drizin:

Reference is made to the August 6, 2008 $10 Million Line of Credit (the “Credit Facility”) made by Ice Assets, LLC (“Ice”) in favor of Map Financial Group, Inc. (“MFG”).  If the following accurately reflect our discussions regarding funds drawn against the Credit Facility to cover expenses related to MFG’s initial public offering, kindly confirm our agreement by returning an executed counterpart of this letter.

1.
Of the funds that MFG borrows from Ice pursuant to the Credit Facility, a maximum of $550,000 may be used by MFG to pay expenses related to its initial public offering (hereinafter, the “IPO Expenses”).

2.
Of the funds that are designated as part of the IPO Expenses, the sum of $100,000 has already been advanced by Ice to MFG (the “Outstanding Amount”).  Accordingly, a maximum additional amount of $450,000 may be borrowed pursuant to the Credit Facility in order to cover the expenses of MFG’s initial public offering (the “Available Amount”).

3.	The Outstanding Amount and all accrued and unpaid interest thereon is due and payable to Ice on or before December 15, 2011.

4.
Any portion of the Available Amount that is borrowed by MFG in the future, and all accrued and unpaid interest thereon, shall be due and payable to Ice on or before the expiration of a 30 month period immediately following the date on which Ice lends that portion of the Available Amount to MFG.

5.
Ice hereby agrees that the 1 million share option, granted to Ice by MFG pursuant to the option agreement dated as of September 11, 2008, is hereby terminated and shall have no further force or effect.

6.
MFG hereby agrees that (i) all future borrowings out of the Available Amount will be subject to the prior approval of Ice, and (ii) there will be no borrowings under the Credit Facility for the purpose of paying MFG’s initial public offering expenses after the earlier of (x) the expiration of a period of 12 months following the effective date of the registration statement relating to the MFG’s initial public offering, and (y) March 31, 2010.

This letter agreement may be executed by facsimile and in one or more counterparts, each such facsimile counterpart shall be deemed an original, and all such facsimile counterparts taken together shall be deemed due and valid execution of this letter agreement by all of the parties hereto.

MAP FINANCIAL GROUP, INC.

By.	/s/ Jonathan Chesky Malamud
Name:	Jonathan Chesky Malamud
Title:	Chief Executive Officer

Agreed:

ICE ASSETS, LLC

/s/ Joel Zev Drizin
Name:	Joel Zev Drizin
Title:	Member